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                                                                       EXHIBIT 2


                                AMENDMENT NO. 1
                                      TO
                                1993 AGREEMENT


     WHEREAS, as of April 3, 1993, BFS Bankorp, Inc., a Delaware Corporation having its principal executive offices at 110 William Street, New York, New York (the "Company"), entered into an Agreement (the "Agreement") with Fredric H. Gould, Gould Investors L.P., and other persons and entities affiliated with such persons, under their direct or indirect control, or acting on their behalf or in concert with them (collectively referred to as "Gould"); and

     WHEREAS, the Company and Gould desire to amend the Agreement for the purposes of clarifying certain provisions thereof and extending certain time periods provided therein.

     NOW THEREFORE, in consideration of the mutual agreements contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally found, the parties hereby agree to amend the Agreement as follows:

     1. Paragraph 4(b) is hereby amended by replacing "April 3, 1995," with "October 3, 1995," and as amended reads as follows:

          (b) During the period from April 3, 1993 to October 3, 1995, the Board of Directors of the Company will not appoint an additional director to the Board (other than to fill a vacancy as provided below) without the prior written approval of Gould, provided that the Company may appoint one additional director to the Board who is at the time of such appointment an executive officer or director of Bankers Federal, without the prior approval of Gould.

     2. Paragraph 4(d) is hereby amended by replacing "April 3, 1995," with "October 3, 1995," and as amended reads as follows:

          (d) After October 3, 1995, if Gould has not previously designated a person who has been appointed and elected to the Board in accordance with
     (c) above, Gould may propose a person for appointment and election to the Board, subject to the approval of the Board, which approval will not be unreasonably withheld, and
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     subject to any required OTS (or other regulatory) approval.

     3. The parties hereby agree that if the Board of Directors elects to appoint an additional director to the Board (other than to fill a vacancy) who is at such time an executive officer of Bankers Federal, without the requirement to obtain the prior approval of Gould, as provided in paragraph (b) of Section 4 of the Agreement, then paragraph (c) of Section 4 shall operate to enable Gould to appoint an additional director, which person is subject to the approval of the Board, which shall not be unreasonably withheld.

     4.   The following paragraph (e) is added to Section 5 of the Agreement:

          (e) Any sale of shares of Common Stock by Gould shall be subject to the condition that the purchaser(s) shall agree to be subject to, and shall be subject to, the provisions of Section 4(e)(iii) and Sections 5(a) through (c), so that any purchaser(s) shall be required to vote all Voting Securities owned by the purchaser(s) as Gould would be required to vote Voting Securities (assuming that the percentage of Common Stock owned by Gould is the highest percentage of Common Stock owned by Gould at any time during the term of the Agreement). Notwithstanding the foregoing, Section 5(e) shall not apply to any purchaser(s) who, giving effect to the proposed purchase from Gould, owns less than one percent (1%) of the Common Stock then outstanding (for purposes of determining beneficial ownership of a purchaser, all shares beneficially owned, or to be purchased from Gould, by any person acting in concert with such purchaser, shall be included as beneficially owned by such purchaser).

     5.   The following paragraph (f) is added to Section 5 of the Agreement:

          (f) During the term of this Agreement, and as may from time to time be reasonably requested by Gould, the Company and the Bank shall support in writing any application filed by Gould, consistent with this Agreement, with the OTS to acquire additional shares of Voting Securities.

     6. Section 6 of the Agreement is amended by changing the reference to "April 3, 1999" that appears in the second line, to "April 3, 1998," and by deleting references therein relating to

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the repayment of the Debenture pursuant to Section 2(c).  As amended, Section 6 shall read as follows:

          Unless otherwise provided in this Agreement, this Agreement shall terminate on April 3, 1998, provided that notwithstanding anything in this Agreement to the contrary, this Agreement shall terminate at such time as any party (including Gould) shall acquire beneficial ownership of more than 90% of the Common Stock then outstanding.

     7. The Agreement is hereby amended to change the references to "April 3, 1999" that appear in Paragraphs 4(e), (f) and 5(a) to "April 3, 1998."

     8. All other terms and provisions of the Agreement shall remain in full force and effect.

     9. All terms or words used in this Amendment shall have the meaning ascribed to in the Agreement, unless otherwise defined in this Amendment.

     IN WITNESS WHEREOF, the Company and the Gould have caused this Agreement to be duly executed, all as of the day and year above written.


                                         BFS BANKORP, INC.



                                         By:  /s/ James A. Randall
                                              ----------------------------------
                                              James A. Randall
                                              President and Chief Executive
                                              Officer

                                         GOULD INVESTORS, L.P.


                                         By:  Georgetown Partners, Inc.
                                              Managing General Partner


/s/ Fredric H. Gould                     By:  /s/ Fredric H. Gould
--------------------------------              ---------------------------------
Fredric H. Gould                              Fredric H. Gould
                                              President

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